FOR IMMEDIATE RELEASE
For Additional Information Contact:	AirNet Systems, Inc.	InvestQuest, Inc.
	Joe Biggerstaff	Robert Lentz
	(614) 237-2057	(614) 876-1900

AIRNET SYSTEMS, INC. ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER

COLUMBUS, Ohio (August 11, 2003) AirNet Systems, Inc. (NYSE: ANS) today announced that William R. Sumser, Chief Financial Officer, Treasurer, Secretary and Vice President-Finance, has resigned to pursue other interests.  Mr. Sumser has agreed to remain with the company temporarily to assist in a smooth transition.

Joe Biggerstaff, Chairman, President, and Chief Executive Officer, commented, “We appreciate Bill’s contributions and devotion to building AirNet since joining the company in 1988.  During this period he has helped maintain our financial integrity and we wish him well in his new endeavors.”

AirNet Systems, Inc. is a premier provider of aviation services including time-critical small package delivery and private passenger charter.  AirNet operates AirNet Express, an integrated national air transportation network providing expedited air transportation to banks, medical customers and other time-critical small package shippers in more than 100 cities nationwide.  AirNet is committed to safety, security and customer service — these are the hallmarks of AirNet’s success over the last 28 years.  AirNet operates more than 120 aircraft, including 40 Learjets, located strategically throughout the United States.  AirNet’s cargo fleet departs most cities several hours after other major package delivery companies.  To find out more, visit AirNet’s website at www.airnet.com.

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